Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
THE CERTIFICATE OF INCORPORATION OF
ORIENT PAPER, INC.

(Pursuant to Sections 78.385 and 78.390 of the of the Nevada Revised Statutes)

Orient Paper, Inc., a corporation organized and existing under the laws of the state of Nevada (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of the Corporation (the "Certificate of  Incorporation"),  is hereby amended to authorize the  classification  of the Board of Directors of the Corporation into two  classes with  staggered  terms.

SECOND:  Article V of the Certificate of Incorporation is hereby amended by striking out Article V thereof and by substituting in lieu of said Paragraph the following new Article V:

"The affairs of the corporation shall be governed by a Board of Directors. The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.  Commencing  with the annual  meeting of  stockholders  in 2010,  directors  shall be divided into two  classes,  as nearly equal in number as possible,  designated  as Class I, and Class II.  The initial  term of office of the Class I  directors shall expire on the date of the first annual meeting of  stockholders  following the end of the 2010 fiscal year (the "2011 Annual Meeting"), and the initial term of office of the Class II  directors  shall  expire on the date of the first annual meeting of  stockholders  next  succeeding  the 2011 Annual  Meeting  (the "2012 Annual Meeting").  At each annual meeting of stockholders following such classification and division of the members of the Board of Directors, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire in each year.  Each  director  shall hold office until the  expiration of such director's  term of office and until such  director's  successor shall have been  elected  and  qualified,  or until such  director's  earlier  resignation, removal or death. In case of any increase or decrease, from time to time, in the number of directors constituting the whole Board of Directors, the number of directors in each class shall be determined by action of the Board of Directors. A director  elected by the remainder of the Board of Directors to fill a vacancy shall hold office for the remainder of the term of the predecessor  director and until such  director's  successor has been elected and qualified,  or until such director's earlier resignation,  removal or death.”

THIRD:  The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is August 21, 2010.

IN WITNESS WHEREOF, the Chairman of the Corporation has hereunto set his hand to this Certificate this 26th day of August, 2010.

ORIENT PAPER, INC.

By:	/s/ Zhenyong Liu
Name: Zhenyong Liu
Title: Chairman and Chief Executive Officer